Exhibit 99.1

ELECTION FORM

I, [INSERT NAME], hereby make the following election(s) with respect to my 2007 and/or 2008 performance share units granted to me by CNX Gas Corporation (“CNX Gas”) (collectively, the “Gas PSUs”) pursuant to the Offer described in the prospectus contained in the Registration Statement on Form S-4 filed by CONSOL Energy Inc. (“CONSOL Energy”) with the SEC on June 26, 2009 (the “Offering Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Prospectus.

To indicate your election to tender the Gas PSUs for replacement, please check the “Yes” box. To indicate your election not to tender the Gas PSUs for replacement, please check the “No” box. With respect to the Gas PSUs identified in the table below for which I have checked the “Yes” box, I hereby elect to surrender those Gas PSUs in exchange for restricted stock units to be issued under the CONSOL Energy Inc. Equity Incentive Plan (the “CONSOL RSUs”). You will need to make a decision as to all Gas PSUs listed in the table below.

Gas PSU Awards (Original Number of Units)	Exchange Ratio	Closing Price of CONSOL Energy Inc. Common Stock on January 16, 2009 ($)	Value of CONSOL Energy Common Stock underlying CONSOL RSUs, as of January 16, 2009	Number of CONSOL RSU’s	Elect to Replace Entire Gas PSU Award
2007 Gas PSU Award ( )		$			Yes ☐ No ☐
2008 Gas PSU Award ( )		$			Yes ☐ No ☐

Any Gas PSU Award that you tender for replacement (i.e., you have checked the “Yes” box with respect to such Gas PSU Award) will be surrendered to CNX Gas and exchanged for CONSOL RSUs. If you wish to accept the Offer you must accept the Offer with respect to all Gas PSUs you hold. If you hold both 2007 Gas PSUs and 2008 Gas PSUs then you must elect to either tender all of those awards or none of those awards. If you choose to tender one type of Gas PSU you hold, but not all of the Gas PSUs you hold, your election will be deemed defective and none of your Gas PSUs will be tendered pursuant to the Offer.

I hereby agree that, unless I revoke my election before midnight, New York City Time, on July —, 2009 (or a later expiration date if CONSOL Energy extends the Offer) (the “Expiration Date”), my election will be irrevocable, and if I have checked the “Yes” box and if accepted by CONSOL Energy, this Election Form shall operate to replace the Gas PSUs as outlined above, subject to the terms and conditions described in the Offering Prospectus. This Election Form shall also operate as your acceptance of the terms and conditions contained in the CONSOL Energy Inc. Restricted Stock Unit Agreement attached hereto as Exhibit A and the terms and conditions of the CONSOL Energy Inc. Equity Incentive Plan.

I hereby acknowledge that I may change the terms of my election by submitting a new Election Form by email to exchangeoffer@consolenergy.com or by facsimile to “Exchange Offer Administrator” at (724) 485-4920. Submissions made by any other means, including hand delivery, inter-office mail or US mail (or other postal service) will not be accepted. Any change of election received after the Expiration Date will be void and of no effect.

I agree that my decision to replace or not replace the Gas PSUs in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Gas PSUs. I understand that if I elect to tender one Gas PSU Award, I must tender all Gas PSU Awards.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with CONSOL Energy or CNX Gas. I agree that, except as set forth in the Offering Prospectus, CONSOL Energy has made no representations or warranties to me regarding this Offer or the future pricing of CONSOL Energy or CNX Gas stock, and that my participation in this Offer is at my own discretion.

If my service with CONSOL Energy and CNX Gas terminates prior to the Expiration Date, I understand that I will no longer be eligible to participate in the Offer and any election I have made to replace my Gas PSUs will be of no further force and effect.

I hereby acknowledge and agree that neither CONSOL Energy or CNX Gas, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to surrender and replace the Gas PSUs and that I am not relying on any information provided or representation made by CONSOL Energy or CNX Gas or any of their respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Prospectus. I acknowledge that I have been afforded the opportunity to consult with my own financial, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive a Notice of Receipt of Election Form (attached hereto as Exhibit B) by email at my CONSOL Energy or CNX Gas email address within three (3) business days after the date on which CONSOL Energy receives this Election Form. In addition, within three business (3) days after the Expiration Date, I will receive by email at my CONSOL Energy or CNX Gas email address the Final Election Confirmation Statement (attached hereto as Exhibit C) that confirms the last election that I made for my Gas PSUs as of the Expiration Date. I agree that I will keep a copy of all Notice of Receipt of Election Form(s) and the Final Election Confirmation Statement that I receive. In the event that I do not receive these Notice of Receipt of Election Form(s) or the Final Election Confirmation Statement confirming my elections in the time frames described above, I understand that it is my responsibility to send my printed copies of this Election Form, and any Notice of Receipt of Election Form or Final Election Confirmation Statement that I did receive by email to exchangeoffer@consolenergy.com or by facsimile to “Exchange Offer Administrator” at (724) 485-4920 to evidence proper and timely submission of my Election Form.

CONSOL Energy will determine, in its sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender, and CONSOL Energy will decide, in its sole discretion, all questions as to the number of shares of CONSOL Energy common stock issuable under the CONSOL RSUs. CONSOL Energy’s determination as to those matters will be final and binding on all parties. CONSOL Energy and CNX Gas reserve the right to reject any or all Gas PSUs surrendered that they determine do not comply with the conditions of the Offer, that they determine are not in appropriate form or that they determine are unlawful to accept. No surrender of Gas PSUs will be deemed to be properly made until all defects and irregularities have been cured by the tendering person or waived by

CONSOL Energy. Unless waived, any defects or irregularities in connection with the surrender and tender of Gas PSUs must be cured within such time as CONSOL Energy shall determine. Neither CONSOL Energy nor any other person is or will be obligated to give notice of any defects or irregularities with respect to the surrendered Gas PSUs, and no person will incur any liability for failure to give any such notice.

I AGREE THAT CONSOL ENERGY AND CNX GAS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE PARTICIPATION IN THIS OFFER.

__________________________________
Signature

__________________________________	__________________________________
Name (Please Print)	Date

PLEASE SEND THE COMPLETED ELECTION FORM BY EMAIL TO EXCHANGEOFFER@CONSOLENERGY.COM OR BY FACSIMILE TO “EXCHANGE OFFER ADMINISTRATOR” AT (724) 485-4920, SO THAT IT IS RECEIVED NO LATER THAN MIDNIGHT, NEW YORK CITY TIME, ON JULY —, 2009 (OR A LATER EXPIRATION DATE IF CONSOL ENERGY EXTENDS THE OFFER).

Exhibit A

Restricted Stock Unit Award(s) Under CONSOL Energy Inc. Equity Incentive Plan

WHEREAS, CNX Gas Corporation (“CNX Gas”), a subsidiary of CONSOL Energy Inc. (the “Company”), previously granted Grantee each of the performance share unit awards identified on Schedule I attached hereto (each a “Gas PSU Award” and, collectively, the “Gas PSU Awards”) under CNX Gas’ Equity Incentive Plan (the “Gas Plan”).

WHEREAS, CNX Gas and Grantee entered into an award agreement (the “Gas PSU Agreement”) evidencing each such Gas PSU Award.

WHEREAS, the Company implemented an offer (the “Offer”) which allowed Grantee, with respect to the Gas PSU Awards identified on Schedule I attached hereto (“Schedule I”), to surrender the Gas PSU Awards to CNX Gas for Restricted Stock Units (“CONSOL RSUs”) of the Company to be issued under the Company’s Equity Incentive Plan (the “CONSOL Plan”).

WHEREAS, Grantee has executed and delivered to the Company an irrevocable election form in connection with the Offer pursuant to which Grantee has accepted the Offer and agreed to accept the “Terms and Conditions” attached hereto.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and in the “Terms and Conditions” and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company makes the following award(s) to the Grantee as follows:

Capitalized terms not otherwise defined herein or in the “Terms and Conditions” attachment hereto shall have the meanings ascribed to them in the CONSOL Plan.

Grantee	______________________________________________________________

Award Date:	__________,2009

Vesting Schedule:	See Schedule I attached hereto

Issuance Schedule:	The shares of CONSOL common stock will be issued to you as soon as reasonably practicable following the vesting date of such award (the vesting schedule and number of CONSOL RSUs subject to each award is set forth on Schedule I), but in no event later than March 15th of the year following the vesting date of such award(s), subject to your satisfaction of all applicable income and employment withholding taxes.

CONSOL Energy Inc.

By: _________________________________

TERMS AND CONDITIONS

The restricted stock units under the CONSOL Plan will entitle you to receive shares of the Company’s common stock. Each unit represents the right to receive one share of common stock following the vesting date of that unit. Unlike a typical stock option program, the shares will be issued to you, without any cash payment required from you. However, you must pay the applicable income and employment withholding taxes (described below) when due.

The terms and provisions of your award are subject to the provisions of the CONSOL Plan. A copy of the CONSOL Plan is available upon request from Human Resources.

Other important features of your award(s) may be summarized as follows:

Acceleration of Vesting Events: All of the shares subject to your award(s) will vest (i.e., will not be subject to forfeiture) upon the occurrence of any of the following events, and (except as otherwise specified below) such vested shares will be delivered to you on such date (or as soon as administratively practical thereafter but in no event later than 15th day of third month following such date):

— your Separation of Service with the Company by reason of your death or due to Disability; or

— completion of a Change in Control (as such term is defined in the CONSOL Plan).1

Notwithstanding the foregoing, in no event will any special vesting of your shares occur should you Separate from Service for Cause (as such term is defined in the Plan) or should you Separate from Service for any reason other than in connection with one of the accelerated vesting events specified above.

Notwithstanding the foregoing or any provision contained herein to the contrary, the delivery of any vested shares shall be delayed until six (6) months after your Separation from Service to the extent required by Section 409A(a)(2)(B)(i) of the Code as provided under the terms of the CONSOL Plan.

Forfeitability: Should you Separate from Service under circumstances which do not otherwise entitle you to accelerated vesting of the unvested shares subject to your award(s) on the date of your Separation from Service, then your award(s) will be cancelled with respect to

[1]	However, if accelerated vesting of the shares subject to your award occurs in connection with a Change in Control, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control, would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between you and the Company provides otherwise, the number of shares which are to vest on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

those unvested shares, and the number of your restricted stock units will be reduced accordingly. You will thereupon cease to have any right or entitlement to receive any shares of common stock under those cancelled units.

Should you Separate from Service for “Cause” (as defined in the CONSOL Plan) or should you breach any of the non-competition or proprietary information covenants set forth in the Covenants section below, then your award(s) will be cancelled and you will forfeit all of your right, title and interest to the award(s) as of the date of your Separation from Service or breach, whether your award(s) are vested or not. Accordingly, upon such Separation from Service or breach of any of your non-competition or proprietary information covenants below, you will cease to have any further right or entitlement to receive, retain, transfer or sell the shares of common stock subject to your forfeited award(s). In addition, to the extent you have sold any of your vested shares within the six (6)-month period ending with the date of your Separation from Service for Cause or your breach of any covenant set forth in the Covenants section below or at any time thereafter, then you will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds you received upon each such sale, provided such demand is made by the Company within one year after the date of that sale.

Transferability: The shares issued to you following the vesting of your award(s) will be registered under the federal securities laws. Sales of those shares will be subject to any market black-out periods the Company may impose from time to time and must be made in compliance with the Company’s insider trading policies and applicable securities laws.

Prior to your actual receipt of the shares in which you vest under your award(s), you may not transfer any interest in your award(s) or the underlying shares or pledge or otherwise hedge the sale of those shares, including (without limitation) any short sale, put or call option or any other instrument tied to the value of those shares. However, your right to receive any shares which have vested under your restricted stock units but which remain unissued at the time of your death may be transferred pursuant to the provisions of your will or the laws of inheritance following your death.

Federal Income Taxation: You will recognize ordinary income for federal income tax purposes on the date the shares which vest under your award(s) are actually issued to you, and you must satisfy your income tax withholding obligation applicable to that income. The amount of your taxable income will be equal to the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the issue date times the number of shares issued to you on that date.

FICA Taxes: You will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to the shares subject to your award(s) at the time those shares vest, and not at the time they are subsequently issued. No additional FICA taxes will be due when the shares are actually issued. FICA taxes will be based on the closing selling price of the shares on the New York Stock Exchange on the date those shares vest under the award(s).

Withholding Taxes: You must pay all applicable federal and state income and employment withholding taxes when due. The Company will automatically withhold from the total number of shares of Company common stock deliverable to you upon the applicable vesting date, the number of shares having a Fair Market Value equal to the minimum statutory tax withholding requirements as determined in accordance with the Plan. In the event of any remaining tax balance, you will be required to deliver a check for that amount payable to CONSOL Energy Inc. before the shares are deposited into your Smith Barney account.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the shares subject to your award(s) until you become the record holder of those shares following their actual issuance to you and your satisfaction of the applicable withholding taxes.

Dividend Equivalent Rights: Should a regular cash dividend be declared on the Company’s common stock at a time when unissued shares of such common stock are subject to your award(s), then the number of shares at that time subject to your award(s) will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of shares which will become subject to your award(s) by reason of the cash dividend;
A	=	the number of unissued shares subject to the applicable award as of the record date for such dividend;
B	=	the per share amount of the cash dividend; and
C	=	the closing selling price per share of the Company’s common stock on the New York Stock Exchange on the payment date of such dividend.

The additional shares resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unissued shares of common stock to which they relate under the applicable award.

Other Adjustments: In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award(s) will be appropriately adjusted to preclude any dilution or enlargement of your rights under such award(s).

Covenants: As a further condition to your right and entitlement to receive the shares of the Company’s common stock subject to your award(s), you hereby agree to abide by the terms and conditions of the following non-competition and proprietary information covenants:

Non-Competition Covenant.

You hereby acknowledge and recognize the highly competitive nature of the business of the Company and its Affiliates (as such term is defined in the Plan) and accordingly agree that during the term of your employment and for a period of two years immediately thereafter:

(a) You will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including (without limitation) any engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conduct any such competing line of business.

(b) You will not perform (or otherwise solicit the performance of) services for any customer or client of the Company of any of its Affiliates.

(c) You will not directly or indirectly induce any employee of the Company or any of its Affiliates to (i) engage in any activity or conduct which is prohibited pursuant to this non-competition covenant or (ii) terminate such individual’s employment with the Company or any of its Affiliates. Moreover, you will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months.

(d) You will not directly or indirectly assist others in engaging in any of the activities which are prohibited under subparagraphs (a) through (c) above.

It is expressly understood and agreed that although you and the Company consider the foregoing restrictions to be reasonable, should a final judicial determination be made by a court of competent jurisdiction that the time or territory or any other restriction contained in this agreement is an unenforceable restriction against you, the provision of this agreement will not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, should any court of competent jurisdiction find that any restriction contained in this agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Proprietary Information Covenant.

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your employment with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your employment with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Notwithstanding anything contained herein to the contrary, this Agreement shall not prohibit disclosure of proprietary confidential information if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such event, give prior notice to the Company of your intent to disclose proprietary confidential information so as to allow the Company an opportunity (which you shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the CONSOL Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of the award(s), impose conditions on the timing and effectiveness of the issuance of the shares, or take any other action it deems necessary or advisable, to cause the award(s) to comply with Section 409A of the Code (or an exception thereto).

Section 409A: The award(s) are intended to comply with Section 409A of the Code (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Corporate Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

Award(s) Subject to Plan: The award(s) are subject to the CONSOL Plan. The terms and provisions of the CONSOL Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the CONSOL Plan, the applicable terms and provisions of the Agreement will govern and prevail.

Entire Agreement: Except as otherwise provided in this Agreement, this Agreement, the terms in the Offer prospectus and the CONSOL Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

Employment at Will: Nothing in the program will provide you with any right to continue in the Company’s employ for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company to terminate your service at any time for any reason, with or without cause. Your employee status with the Company will accordingly remain at will.

Schedule I

Total Number of Units Subject to Gas PSU Award	Number of CONSOL RSUs Awarded	Vesting Schedule of CONSOL RSU Award(s)
2007 Award:

2008 Award:

Exhibit B

NOTICE OF RECEIPT OF ELECTION FORM (PRE-EXPIRATION OF OFFER)

To: [Name]

From: CONSOL Energy Inc.

Subject: Statement Regarding Notice of Receipt of Election Form (Pre-Expiration of Offer)

This notice is to inform you that we have received your Election Form from our Offer pursuant to the Offer to Replace Gas PSUs filed with the SEC on June 26, 2009 (the “Offering Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Prospectus.

Under the terms of the Offer and according to your Election Form, you have elected the following:

Gas PSU Awards (Original Number of Units)	Units Eligible for Tender Offer	Elect to Surrender Gas PSUs for CONSOL Energy RSUs
2007 Gas PSU Award ( )
2008 Gas PSU Award ( )

We strongly encourage you to keep a copy of this document for your records.

If the above table does not accurately reflect your intent with respect to the Gas PSUs, you may change your election by following the procedures set forth below.

You may change your election at any time before midnight, New York City time, on July 27, 2009 (or a later expiration date if CONSOL Energy extends the Offer) (the “Expiration Date”) by submitting a new Election Form by email to exchangeoffer@consolenergy.com or by facsimile to “Exchange Offer Administrator” at (724) 485-4920.

Note: Your most recent Election Form submitted by email to exchangeoffer@consolenergy.com or by facsimile to “Exchange Offer Administrator” at (724) 485-4920 before the Expiration Date will be the form considered for acceptance by CONSOL Energy.

A Final Election Confirmation Statement will be forwarded to you within three (3) business days following the Expiration Date. The Final Election Confirmation Statement should contain the same information as the most recent Notice of Receipt of Election Form that you previously received by email from CONSOL Energy.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please send your printed copies of your Election Form(s), and any Notice of Receipt of Election Forms that you did receive by email to exchangeoffer@consolenergy.com or by facsimile to “Exchange Offer Administrator” at (724) 485-4920 to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form and your receipt of this Notice of Receipt of Election Form are not by themselves an acceptance by CONSOL Energy of your election. Your Gas PSUs are not deemed surrendered and replaced pursuant to the terms and conditions of the Offer until you receive a Final Election Confirmation Statement (Post-Expiration of Offer) from us after the Expiration Date.

Exhibit C

FINAL-ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION OF OFFER)

To: [Name]

From: CONSOL Energy Inc.

Subject: Statement Regarding Final Election Confirmation Statement (Post-Expiration of Offer)

This notice is to inform you that we have completed our Offer pursuant to the Offer to Replace Gas PSUs filed with the SEC on June 26, 2009 (the “Offering Prospectus”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Prospectus

Pursuant to the Offer: (i) we have accepted your election with respect to your Gas PSUs if the word “Yes” appears in the column “Elect to Replace Gas PSUs” and, in each case, have replaced the Gas PSUs with CONSOL RSUs and (ii) you have elected not to replace the Gas PSUs if the word “No” appears in the column “Elect to Replace Gas PSUs,” in each case, as set forth below:

Gas PSUs Awards (Original Number of Units)	Units Eligible for Surrender	Elect to Replace Gas PSUs	Number of CONSOL RSUs to be Issued
2007 Gas PSU Award ( )
2008 Gas PSU Award ( )

For those Gas PSUs that you elected not to surrender and replace, no CONSOL RSUs will be issued.

CONSOL Energy will not issue any fractions of CONSOL RSUs. Instead, if the total number of CONSOL RSUs you are entitled to receive after aggregating the number of CONSOL RSUs set forth under the heading “Number of CONSOL RSUs to be Issued” in the above table is other than a whole number, you will not receive the fractional interest represented by that number, but instead will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of the CONSOL RSU to which you otherwise would have been entitled by (2) the fair market value of CONSOL common stock on the Expiration Date.

Attached to this Final Election Confirmation Statement is the CONSOL RSU Award Agreement. This document reflects the terms of your CONSOL RSU Award(s). These documents, along with the terms and conditions contained in the Offering Prospectus, reflect the entire agreement between you, CONSOL Energy and CNX Gas with respect to the Offer.

We strongly encourage you to keep a copy of these documents for your records.